Exhibit 21

A.P. Woodson Company—District of Columbia

Marex Corporation—Maryland

Maxwhale Corp.—Minnesota

Meenan Oil Co., Inc.—Delaware

Meenan Oil Co., L.P.—Delaware

Ohio Gas & Appliance Company—Ohio

Ortep of Connecticut, Inc.—Connecticut

Ortep of Pennsylvania, Inc.—Pennsylvania

Petro Holdings, Inc.—Minnesota

Petro Plumbing Corporation—New Jersey

Petro, Inc.—Delaware

Petroleum Heat and Power Co., Inc.—Minnesota

Region Oil Plumbing, Heating and Cooling Co., Inc.—New Jersey

Star Gas Corporation—Delaware

Star Gas Propane, L.P.—Delaware

Star/Petro, Inc.—Minnesota

Stellar Propane Service Corp.—New York

SyLuba, Inc.—New York

TG&E Service Company, Inc.—Florida

Total Gas & Electric, Inc.—Florida

Total Gas & Electricity (PA), Inc.—Florida